UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

ANAVEX LIFE SCIENCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51652	20-8365999
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

51 W 52nd Street, 7th Floor, New York, NY 10019-6163
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 1-844-689-3939

Not Applicable
(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 21, 2015, the Company entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company (such transaction, the “Financing”). In connection with the Financing, the Company also entered into a registration rights agreement with LPC (the “RRA”) whereby the Company agreed to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) covering the shares of the Company’s common stock that may be issued to LPC under the Purchase Agreement.

Pursuant to the Purchase Agreement, after the SEC has declared effective the registration statement related to the Financing, the Company has the right, in its sole discretion and subject to the terms of the Purchase Agreement to sell to LPC up to an aggregate of $50 Million worth of shares of common stock in amounts of stock over a 36 month period as described below. The Company may direct Lincoln Park, at its sole discretion and subject to certain conditions, to purchase up to 50,000 shares of common stock on any business day (such purchases, “Regular Purchases”), provided that at least one business day has passed since the most recent purchase. The amount of a Regular Purchase may be increased under certain circumstances provided, however that Lincoln Park’s committed obligation under any single Regular Purchase shall not exceed Two Million Dollars ($2,000,000). The purchase price of shares of common stock related to the future funding will be based on the then prevailing market prices of such shares at the time of sales as described in the Purchase Agreement. In addition, the Company may direct Lincoln Park to purchase additional amounts as accelerated purchases if on the date of a Regular Purchase the closing sale price of the common stock is not below the threshold price as set forth in the Purchase Agreement. There are no upper limits on the per share price that LPC may pay to purchase such common stock. Furthermore, the Company controls the timing and amount of any future sales, if any, of shares of common stock to LPC. LPC has no right to require any sales and is obligated to purchase common stock as directed by the Company. The Company’s sales of shares of common stock to Lincoln Park under the Purchase Agreement are limited to no more than the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of 9.99% of the then outstanding shares of the common stock.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s common stock.

In consideration for entering into the Purchase Agreement, the Company issued to LPC 179,598 shares of common stock as a commitment fee and shall issue up to 89,799 shares pro rata, when and if, LPC purchases at the Company’s discretion the $50 Million aggregate commitment. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company. The proceeds received by the Company pursuant to the Financing are expected to be used to help advance human clinical trials of ANAVEX 2-73 and for general corporate purposes.

The foregoing descriptions of the Purchase Agreement and the RRA are qualified in their entirety by reference to the full text of the Purchase Agreement and the RRA, a copy of each of which is attached hereto as Exhibit 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02  Unregistered Sales of Equity Securities.

Please see Item 1.01 above, the information contained therein is hereby incorporated by reference into this Item 3.02. The securities issued pursuant to the Financing were exempt from registration pursuant to the provisions of and related to Section 4(2) of the Securities Act of 1933 (“Securities Act”).

Item 9.01  Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibit No. Description:

EXHIBIT NO.	DESCRIPTION	LOCATION
10.1	Purchase Agreement, dated as of October 21, 2015 by and between the Company and Lincoln Park Capital Fund, LLC	Provided herewith
10.2	Registration Rights Agreement, dated as of October 21, 2015, by and between the Company and Lincoln Park Capital Fund, LLC	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAVEX LIFE SCIENCES CORP.

/s/ Dr. Christopher Missling
Name: Dr. Christopher Missling
Title: Chief Executive Officer
Date: October 23, 2015